Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of American Battery Metals Corporation on Form S-3 (File No. 333-252492), and Form S-8 (File No. 333-257800) of our report dated October 13, 2021, with respect to our audit of the consolidated financial statements of American Battery Metals Corporation as of June 30, 2021 and for the year then ended, which report is included in this Annual Report on Form 10-K of American Battery Metals Corporation for the year ended June 30, 2021.

/s/ Marcum llp

Marcum llp

Costa Mesa, CA

October 13, 2021